Exhibit 99.1

Air Industries Group Announces Solid Financial Results for the
Three and Nine Months Ended September 30, 2025

BAY SHORE, N.Y.--(BUSINESS WIRE)-- Air Industries Group (“Air Industries”) (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today announced Financial Results for the Three and Nine months ended September 30, 2025.

Third Quarter Results

Net sales for the three months ended September 30, 2025 were $10.3 million and Adjusted EBITDA (a Non-GAAP) financial measure was $1.3 million. Other financial metrics reported were:

●	Gross profit for the three months ended September 30, 2025 was $2.3 million.

●	Gross profit as a percentage of sales was 22.3%.

●	Operating expenses for the three months ended September 30, 2025 were $2.0 million, increasing $105,000 or 5.6% compared to the same period in 2024.

●	Operating income was $316,000.

●	Net loss for 2025 was $44,000 compared to a net loss of $404,000 in 2024.

Summary Income Statement and EBITDA

	Third Quarter Sep’t (Unaudited)
	2025	2024
Net Sales	$10,309,000	$12,555,000
Cost of Sales	8,014,000	10,614,000
Gross Profit	2,295,000	1,941,000
Gross Margin	22.3%	15.5%
Operating Expense	1,979,000	1,874,000
Operating Income	316,000	67,000
Interest Expense	(466,000)	(482,000)
Other Income (net)	106,000	11,000
Income (Loss) before Income Taxes	(44,000)	(404,000)
Income Taxes	-	-
Net Income (Loss)	$(44,000)	$(404,000)
Loss per Share	$(0.01)	$(0.12)

Reconciliation of EBITDA To GAAP
Net Income (Loss)	$(44,000)	$(404,000)
Interest Expense	466,000	482,000
Depreciation	676,000	560,000
Amortization	17,000	17,000
Stock Compensation	166,000	190,000
Adjusted EBITDA	$1,281,000	$845,000

All Amounts are Unaudited.

Nine Months ended September Results:

Net sales for the nine months ended September 30, 2025 were $35.1 million and Adjusted EBITDA, a Non-GAAP financial measure, was $2.7 million. Other financial metrics reported were:

●	Gross profit for the nine months ended September 30, 2025 was $6.4 million.

●	Gross profit as a percentage of sales was 18.1%.

●	Operating expenses for the nine months ended September 30, 2025 were $6.8 million.

●	Operating loss for the nine months ended September 30, 2025 was $422,000.

●	Net loss for 2025 was $1.5 million compared to a loss of $812,000 in 2024.

Summary Income Statement and EBITDA

	Nine Months Sep’t (Unaudited)
	2025	2024
Net Sales	$35,111,000	$40,188,000
Cost of Sales	28,754,000	33,697,000
Gross Profit	6,357,000	6,491,000
Gross Margin	18.1%	16.2%
Operating Expense	6,779,000	5,931,000
Operating Income	(422,000)	560,000
Interest Expense	(1,354,000)	(1,418,000)
Other Income (net)	322,000	46,000
Income (Loss) before Income Taxes	(1,454,000)	(812,000)
Income Taxes	-	-
Net Income (Loss)	$(1,454,000)	$(812,000)
Loss per Share	$(0.36)	$(0.24)

Reconciliation of EBITDA To GAAP
Net Income (Loss)	$(1,454,000)	$(812,000)
Interest Expense	1,354,000	1,418,000
Depreciation	1,961,000	1,661,000
Amortization	51,000	51,000
Stock Compensation	836,000	302,000
Adjusted EBITDA	$2,748,000	$2,620,000

All Amounts are Unaudited.

Overall, our operating results for the third quarter of fiscal 2025 have improved compared to the same period last year and the first two quarters of fiscal 2025.

Lou Melluzzo, Chief Executive Officer of Air Industries Group, commented: “Our results for the third quarter of 2025 were solid and demonstrated measurable improvements in Adjusted EBITDA. Our effort to reduce expenses are paying off, as evidenced by a significant improvement in gross margins. As we enter the fourth quarter of fiscal 2025, we remain focused on driving profitability and operational efficiency. We are looking forward to a strong finish to the year.”

Conference Call Information

Air Industries Group will host a conference call to discuss Financial Results for the Third Quarter and Nine Months of 2025 on Monday November 17th at 8:00 am Eastern.

The conference call-in number is 877–524–8416.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Anyone wishing to contact us or send a message can also do so by visiting:

www.airindustriesgroup.com/contact-us/

Contact

Air Industries Group

Chief Financial Officer

631-328-7039

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